EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of USEC Inc. on Form S-8 (No. 333-182000 effective June 8, 2012) of our report dated June 14, 2013, with respect to the statements of net assets available for benefits of USEC Savings Program as of December 31, 2012 and 2011, the related statement of changes in net assets available for benefits for the year ended December 31, 2012 and the related supplemental schedule as of December 31, 2012, which report appears in the December 31, 2012 annual report on Form 11-K of USEC Savings Program.

/s/ Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio
June 14, 2013